FOR IMMEDIATE RELEASE
August 30, 2017

Contact:
Cardinal Ethanol, LLC
Jeffrey L. Painter, CEO
765-964-3137
JPainter@cardinalethanol.com

Cardinal Ethanol Celebrates One Billion Gallons!

Since November of 2008, Cardinal Ethanol has been producing home grown, clean burning, high performance, high octane ethanol. This week, Cardinal Ethanol is celebrating the production of our 1,000,000,000th gallon of ethanol production since the plant started. Today, ethanol represents approximately 10% of the nation’s gasoline supply. Ethanol is blended in more than 96% of US gasoline today all across the country. When blended as a conventional 87 octane gasoline, the ethanol produced at Cardinal Ethanol since inception would fuel approximately 8 MILLION cars.

Cardinal’s ethanol production process all starts with one of the most renewable and available commodities grown here in the US…CORN. In order to reach this milestone, Cardinal Ethanol has purchased over 350,000,000 bushels of corn, most of which has come from the surrounding area. That represents roughly 2,187,500 acres of corn.

In addition to ethanol production, over 2.5 million tons of Distiller’s Dried Grains, a high protein, highly nutritious livestock feed, has been produced and over 22.5 million gallons of corn oil.

Many thanks go out to our Shareholders, Directors, Management Team, Employees, Customers, the Community, and the many valuable partners we have had along the way for their support and for giving us all the opportunity to work for and with the Industries' best. We look forward to the next chapter of Cardinal Ethanol’s future as we expect to continue to clean our environment, provide rural community jobs, lower fuel prices, help boost the farm economy and continue fueling energy independence.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Cardinal Ethanol, LLC (“Cardinal”) may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which Cardinal competes, commodity market risks, financial market risks, risks associated with changes to federal policy or regulation, and other risks detailed in Cardinal’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ending September 30, 2016, and in the Company’s subsequent filings with the SEC. Cardinal assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements herein expressly qualify all of Cardinal’s forward-looking statements.